Exhibit 23.1

SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Tempco, Inc. and Subsidiaries, of our report dated September 22, 2011 on our audit of the consolidated financial statements of Tempco, Inc. and Subsidiaries (A Development Stage Company) as of June 30, 2011, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended and since inception on February 5, 2008 through June 30, 2011, and the reference to us under the caption “Experts. “

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

October 10, 2012

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Tones Blvd. Suite 202 Las Vegas. NV 89107 Phone: (888)727-8251 Fax: (888)782-2351